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                                                                 Exhibit (10)(j)

                                  July 28, 2005

Mr. Greg Geswein
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________________

Dear Greg,

As you know from our discussions, we need a highly qualified CFO to provide strong leadership to help lead our company. You are that person.

To that end, I am pleased to offer you the position of Chief Financial Officer. Your intelligence, demonstrated record of success, and leadership abilities will be a major asset to Reynolds. You will certainly have the opportunity to make a substantial and visible contribution to the success of Reynolds and Reynolds.

The specifics of the offer are outlined as follows:

Base Pay

Your base salary will be $400,000 annually, paid bi-weekly. We will set a start date next week, having in mind our mutual desire that you participate in the September 15, 2005 Analyst Day, and have the opportunity to get reasonably acquainted with our strategies before then.

Incentive Plan

You have two annual incentive plans which, together, target 65% of your annual base salary.

      Annual Company Component

Under the Incentive Plan you are eligible for an annual component based on performance against financial targets established by the Compensation Committee. Your targeted bonus is 55% of your annual salary and you can earn up to 110% of salary based upon the company's financial performance. The current performance measures are return on capital and sales growth. This bonus is payable in November.

      Annual Personal Performance Component

Under the Incentive Plan you are eligible for a personal performance bonus designed to reward financial and non-financial goals that are agreed upon between you and the CEO. Your targeted bonus is 10% of your annual salary and you can earn up to 20% of base salary. The personal performance bonus is an annual program based upon your personal contribution to the company's overall success. This bonus is payable in November.

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Bonus Guarantee

For the '05 fiscal year you are guaranteed a total bonus under the Incentive Plan (including both the company and personal components) of not less than $60,000 provided you remain continuously employed through the '05 fiscal year. For the '06 fiscal year you are guaranteed a total bonus (including both the company and personal components) of not less than $200,000 provided you remain continuously employed throughout the '06 fiscal year.

Signing Bonus

Within 10 business days of your start date, you will be paid a signing bonus of $100,000 less all applicable taxes. If you voluntarily terminate within 12 months of your start date, this amount must be repaid to Reynolds.

Stock

The company currently maintains a stock option program which makes one-time grants to new hires at the executive level. Options are issued at the market price on the day of grant. Options have a seven year life and vest over a three year period with 33% of these options becoming exercisable each year. As a sign-on bonus, we will grant you 150,000 stock options upon your start date.

As a sign-on bonus, we will also award you 25,000 restricted shares on your start date. The components of the restricted shares are as follows: 12,500 will have a 3 year time-based restriction and the remaining 12,500 will have both a 3 year time-based restriction and a performance-based restriction. The performance measurement period begins on October 1 of the fiscal year in which the shares are awarded and ends on September 30 three years later.

You will also be eligible for annual restricted share awards, as determined by the Compensation Committee of the Board of Directors.

Stock Ownership Guidelines

The company has established stock ownership guidelines for executives. Under the guidelines, as a reporting officer of Reynolds, you must meet the annual ownership requirements in order to receive your full annual stock option grant. As CFO, you must own 3 x your base salary within a five year period. Note that your unvested restricted shares count towards this requirement.

Relocation

Your position is based in Dayton and thus we would expect you to make a full relocation by Sept 30, 2005. The company provides a very comprehensive relocation package. Please feel free to contact Human Resources at 937-485-8729 for assistance in relocating to the Dayton area.

Car Allowance

You will receive a bi-weekly car allowance in the amount of $358.00 to support your ownership and operation of a late model car. This is a cash payment made directly to you in your regular paycheck.

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Miscellaneous Perquisites

As an executive of Reynolds and Reynolds, you will be reimbursed up to $6,000 per year for tax preparation and financial and estate planning. Additionally, health club fees will be reimbursed up to $1,500 per year for management committee members. Finally, the company asks each executive to have an annual physical examination and will pay for the exam up to $1,000.

Supplemental Retirement Plan

As an executive of Reynolds and Reynolds, you will participate in a non-qualified supplemental benefit plan which provides supplemental retirement income to you and your family in the event of retirement or death. This base plan is a two-part benefit. You will also have an enhanced plan that is described below. To receive payment of Part 1 or Part 2 on the base plan, you must satisfy all the conditions for payment as defined in the plan document.

Part 1: Salary Continuation

The annual benefit equals 6.5% of your final average earnings (highest five consecutive years from the last ten years of employment) paid as a monthly annuity for life. To be vested in this benefit, you must have 15 years of service with Reynolds and Reynolds. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 60. In the case of death before payments begin, an equivalent benefit will be paid to your beneficiary if the above requirements have been met at the time of your death.

Part 2: Basic Supplemental

This benefit is the difference between your actual Qualified Pension Plan benefit and the Qualified Pension Plan benefit you would have received if it had been calculated without regard to required IRS compensation limitations. The benefit is reduced by .4% per month for each month the first payment precedes the date you attain age 65. If you satisfied the service requirements as of your date of death, benefit payments will be made to your beneficiary as set forth in the plan document.

Enhanced SERP

You are also eligible for an enhanced SERP benefit which will, when integrated with the retirement programs above, provide an annual payment of 4% of your Average Annual Compensation for each year of service. This benefit is payable at age 62, however, if you retire prior to age 62, this benefit will be reduced by 4.8% for each year. Included in this enhanced benefit is a guarantee of a minimum annual benefit from all retirement plans of $170,000 after 5 years of service and $350,000 after 10 years of service.

Separation following a Change-in-Control

As a key executive of the Reynolds, you will enter into a change-in-control agreement with the company, under the same terms as applicable to other current executive officers (other than the CEO), that protects you under specific circumstances following a change in control (as defined in the agreement). A copy of this agreement will be forwarded to you upon receipt of this signed offer letter.

Severance

If you are involuntarily terminated without cause during your first year of employment, you will be paid a severance benefit of 2 years base salary plus 100% of the targeted company and personal

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bonus less any base salary or bonus amounts previously paid. If you are involuntarily terminated without cause during the second year of employment, you will be paid a severance benefit of 12 months base salary plus 100% of the targeted company and personal bonus. If you are involuntarily terminated without cause after 2 years of service, your severance benefit will be 12 months of base salary plus a pro-rated bonus. This severance benefit will not be paid in the event there is a change in control as described above. Rather, you will only receive the severance benefits described under the separate change in control agreement.

Vacation

As an executive of Reynolds and Reynolds, you are entitled to five weeks vacation annually.

Company-Wide Benefits

All employees participate in a flexible benefit program (options include medical, dental, vision, life and disability insurance, spending accounts, etc.), a 401(k) savings plan, and a defined benefit pension plan.

We believe the total compensation package for Reynolds and Reynolds executives, as approved by the Board of Directors, is very competitive and attractive. This offer letter and the benefits described herein are subject to the terms and conditions of the various plans which are fully described in the Company's proxy statement. In the future, should the Board make any changes in the executives' compensation program, you will obviously be notified.

This offer is contingent upon satisfactorily passing a company medical exam including a drug test, which will be arranged for you, any background verifications which are part of our hiring process, and completion of the Employment Eligibility Verification (I-9) process required by the Immigration Department. It is also contingent on you signing the standard Officer Agreement which contains non compete language.

We have enclosed two copies of the offer letter and we ask that you return one to acknowledge your acceptance.

We are looking forward to your acceptance of our offer. I am confident that this is an excellent opportunity for Reynolds and for you. You can have significant impact at Reynolds! If you have any questions, or if we can provide any additional information, please let me know.

Best regards,

Finbarr J. O'Neill
President and CEO

ACCEPTANCE

______________________       ______________
Greg Geswein                      Date